Exhibit 99.1

                                                                                                                For Immediate Release

Ditech Networks Reports Preliminary Q2 FY08 Financial Results

COMPANY TO HOST INVESTOR CONFERENCE CALL AT 5:00 PM EASTERN TIME

Mountain View, California, November 1, 2007 - Ditech Networks, Inc. (NASDAQ: DITC) reported today that based on preliminary results, it expects revenue for its second quarter of fiscal 2008, ended October 31, 2007, to be approximately $6.6 million.

“Our shortfall this quarter was due to a sharper than expected decline in revenues from our largest customer, Verizon Wireless,” said Todd Simpson, Ditech Networks’ President and CEO.  “Moving forward, we remain financially strong, with approximately $80 million in cash and no long term debt.  We also have growth opportunities with Verizon, as well as a number of other major North American and international carriers.  However, given the current business conditions, we have implemented a number of changes.”

Continued Simpson, “First, we have implemented a reduction in force in excess of 20% of our employee base in the second quarter. In combination with other cost controls, this will allow us to lower our operating expenses while maintaining our ability to deliver on the large opportunities we still have in front of us. Secondly, we have launched a number of new business initiatives designed to lower the barrier to entry for our products and to drive our growth.”

Q3 Fiscal 2008 Outlook

Ditech Networks’ outlook is based upon projected bookings, timing of shipments, deferred revenue, and the current business activities. Based on these factors, Ditech Networks projects Q3 revenue to be in the range of $5 – 8 million.

Conference Call for Preliminary Financial Results

Ditech Networks will host a conference call at 5:00 PM Eastern Time/2:00 PM Pacific Time today, to review its preliminary second quarter fiscal 2008 results and its outlook for the coming quarter. Any member of the public can listen to the conference call by calling the following number: +1 (480) 248-5089. The conference call will also be broadcast live over the Internet and can be accessed by going to either the “Press Room” or “Investors” section of Ditech Networks’ web site home page: http://www.ditechnetworks.com. A replay of the conference call will be available via Ditech Networks’ web site or by calling the digitized replay number at +1 (320) 365-3844. The conference call ID is: 893465. The replay will be available three hours after the call is complete until Ditech Networks releases its final second quarter fiscal 2008 financial results.

Earnings Release and Conference Call for Full Financial Results

Additionally, Ditech announced today that it will release its final second quarter fiscal 2008 results at the close of market on Thursday, November 15, 2007, and subsequently hold its quarterly conference call at 4:30 PM Eastern Time/1:30 PM Pacific Time. Any member of the public can listen to the conference call by calling the following number: +1 (612) 332-0718. The conference call will also be broadcast live over the Internet and can be accessed by going to either the “Press Room” or “Investors” section of Ditech Networks’ web site home page: http://www.ditechnetworks.com. A replay of the conference call will be available via Ditech Networks’ web site or by calling the digitized replay number at +1 (320) 365-3844. The conference call ID is: 893466. The replay will be available three hours after the call is complete until Ditech Networks’ subsequent earnings announcement. President and CEO, Todd Simpson, and Chief Financial Officer, Bill Tamblyn, will conduct the briefing to discuss Ditech’s second quarter fiscal 2008 results and its second quarter fiscal 2008 outlook.

About Ditech Networks

Ditech Networks supplies voice processing equipment for telecommunication networks around the world. Ditech Networks’ solutions incorporate advanced voice processing, Session Initiation Protocol (SIP), and security technologies delivered on carrier-grade scalable platforms to enhance the delivery of communications services over mobile, Voice over IP, and wireline networks. Ditech Networks’ customers are premier network operators including Verizon Wireless, Sprint/Nextel, Orascom Telecom, and others that collectively serve more than 150 million subscribers. Ditech Networks is headquartered in Mountain View, California. For more information, visit http://www.ditechnetworks.com.

Forward-Looking Statements

The statements in this press release with respect to Ditech Networks’ preliminary second quarter fiscal 2008 revenue, third quarter fiscal 2008 projected revenue, growth opportunities with Verizon, as well as a number of other major North American and international carriers, ability to deliver on the large opportunities Ditech still has in front of it, and the business initiatives designed to lower the barrier to entry for our products and to drive our growth are forward-looking statements.  Actual results could differ materially as a result of numerous risks and uncertainties, including: Ditech Networks has not completed the financial closing of the second quarter fiscal 2008, and any new information that Ditech Networks may receive during this process may affect expected revenue; timing of orders and timely receipt of payments for Ditech Networks’ voice enhancement and echo cancellation equipment is variable and could affect Ditech Networks’ ability to meet revenue expectations; shipment of products Ditech Networks expects to ship before the end of the third quarter of fiscal 2008 may be delayed or cancelled due to unexpected factors and events affecting its customers; Ditech Networks may experience weakening in demand for its voice and echo cancellation products; component supply problems may occur as a result of factors beyond its control; infrastructure demand could weaken or remain flat due to a weakening in the economy or for other unanticipated reasons; Ditech Networks’ competitors may develop products that compete favorably with its products; Ditech Networks has a limited number of customers, the loss of any one which could cause its revenues to decrease materially; inability to successfully convert Ditech Networks’ VQA trials to customer orders would limit VQA revenue; as well as those detailed in the section entitled “Future Growth and Operating Results Subject to Risk” in Ditech Networks’ Quarterly Report on Form 10-Q for the quarter ended July 31, 2007 (filed September 10, 2007 with the Securities and Exchange Commission).

Press Contact:	Investor Contact:
Rob Adler	Bill Tamblyn
PR@vantage for Ditech Networks	Ditech Networks
+1 415-984-1970 x104	+1 650-623-1309
radler@pr-vantage.com